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                                                                   EXHIBIT 23.6



PERSONAL AND CONFIDENTIAL
-------------------------

May 9, 1997

Board of Directors
Great Western Financial Corporation
9200 Oakdale Avenue
Chatsworth, California 91311

Re:  Amendment No. 2 to the Registration Statement on Form S-4 of
     Washington Mutual, Inc. dated May 9, 1997, including the
     Joint Proxy Statement/Prospectus of Washington Mutual, Inc. and Great Western Financial Corporation

Gentlemen and Madame:

Reference is made to our opinion letters dated March 5, 1997 and March 25, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Great Western Financial Corporation (the "Company") of the exchange ratio of 0.9 shares of Common Stock, no par value, of Washington Mutual, Inc. to be received for each Share pursuant to the merger contemplated by the Agreement and Plan of Merger dated as of March 5, 1997 by and among Washington Mutual, Inc., New American Capital, Inc. and the Company.

The foregoing opinion letters are for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.

In that regard, we hereby consent to the reference to the opinions of our Firm under the captions "SUMMARY - The Washington Mutual/Great Western Merger - Opinions of Financial Advisors," THE WASHINGTON MUTUAL/GREAT WESTERN MERGER - Background of the Washington Mutual/Great Western Merger," "THE WASHINGTON MUTUAL/GREAT WESTERN MERGER - Reasons for the Washington Mutual/Great Western Merger; Recommendations of the Boards of Directors" and "THE WASHINGTON MUTUAL/GREAT WESTERN MERGER - Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.


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                       [GOLDMAN, SACHS & CO. LETTERHEAD]

                                                                   EXHIBIT 23.6


May 9, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:


Enclosed herewith please find the consent of Goldman, Sachs & Co. to the reference to the opinion of our Firm in certain specified sections of the Registration Statement on Form S-4 of Washington Mutual, Inc. relating to the Common Stock, no par value, of Washington Mutual, Inc. being registered in connection with the proposed merger among Washington Mutual, Inc., New American Capital, Inc. and Great Western Financial Corporation (the "Registration Statement") and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in such Registration Statement. We understand that there are ongoing discussion between Catherine T. Dixon of the Securities and Exchange Commission and our counsel relating to the form of consents provided by Goldman, Sachs & Co. The content and nature of the enclosed consent does not in any way concede the issues under contention in such discussions. However, the language to which the Securities and Exchange Commission has expressed an objection has been deleted.


Sincerely,

/s/ TODD G. OWENS
-----------------------------
Todd G. Owens